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                                                                   EXHIBIT 10.64



June 1, 1998


Joe Jones
Ross Technology, Inc.
5316 Highway 290 West
Austin, Texas 78735

         Re:  Employee Retention and Severance Plan

Dear Joe:

As you know, ROSS recently announced that it is exploring various strategic alternatives. Due to the Company's deteriorating financial position, the Company has determined that it will commence an orderly shutdown of all of its operations, commencing immediately. We realize that the Company's current situation creates some uncertainty, so we have developed an Employee Retention and Severance Plan to provide you some security and incentive to continue your employment with the Company, as well as with a potential successor to the Company or to the Company's manufacturing operations. You are a very valuable member of our team, and we want you with us! The provisions of the Plan as they apply specifically to you are summarized in this letter (which is the Individual Letter referred to in the Plan). As with all compensation matters, your individual benefits under the Plan are a private matter, and should not be discussed with other employees. Any questions you may have should be discussed only with your immediate supervisor.

We have used some capitalized terms in this letter. Those terms have the meanings set forth in the Plan. A copy of the Plan can be retrieved from the Human Resources Department.

         1. Eligibility for Severance Payment - General.

         Subject to paragraph 2, you will become eligible to receive the Severance Payments set forth in this letter if you meet the following conditions:

                  (a) You continue your employment with the Company through December 31, 1998 (or such earlier date as the Company may otherwise specify in writing), unless you earlier quit for Good Reason or are earlier terminated without Just Cause; and

                  (b) Upon your termination of employment, you sign a release on a form provided by the Company, releasing any claims you may have against the Company. A copy of the form of release is included with this letter as Exhibit A.

         However, the Company reserves the right to terminate your employment for any reason. If your employment is terminated for Just Cause, you will not be eligible to receive a Severance Payment.



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         1. Eligibility for Severance Payment if there is a Change of Control.

         As you know, the Company is actively seeking a buyer for the entire Company, as well as various portions of its operations, including its manufacturing operations. Your eligibility to receive a Severance Payment pursuant to this Individual Letter and the Employee Retention and Severance Plan may be affected by whether there is a Change of Control or a sale of the Company's manufacturing operations.

                  (a) If a Change of Control occurs because of the Company sells substantially all of its assets, or the Company sells substantially all of the assets related to its manufacturing operations, and the buyer of those assets offers you a "substantially similar job" (see clause (d), below), you will not be eligible to receive a Severance Payment. You will also not be eligible to receive a Severance Payment if you accept a job with the buyer, whether or not it is a substantially similar job. If you accept a job with the buyer, you will thereafter be subject to all of its policies and plans, including any severance plans it may have.

                  (b) If a Change of Control occurs because a buyer acquires the Company's stock (regardless of the form of the transaction), and thereafter, on or before March 31, 1999, the Company lays you off or fires you without Just Cause, or you quit for Good Reason, then you will still be eligible to receive a Severance Payment pursuant to the other terms and conditions of this Individual Letter and the Employee Retention and Severance Plan (including the requirement that you sign a release).

                  (c) If a Change of Control occurs because a buyer acquires the Company's stock (regardless of the form of the transaction), and you remain Continuously Employed with the Company past March 31, 1999, then you will not be eligible to receive a Severance Payment under this Individual Letter and Retention and Severance Plan. You will thereafter be subject to the Company's general severance policy as in effect from time to time.

                  (d) A "substantially similar job" is defined as a job that (1) has substantially the same responsibilities and duties as you currently have or which you have at the time the Change of Control or asset sale occurs and (2) offers you substantially the same Compensation. The Compensation offered will be "substantially the same" if it is at least 95% of your Compensation at the time of the offer.




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         1. Amount of Severance Payment.

         If you become entitled to receive a Severance Payment, you will receive a Severance Payment of $140,000 . This presumes all BridgePoint personnel will be given at least 60 days advance notice of termination.

         2. Payment of the Severance Payment.

         If you become entitled to receive a Severance Payment, you will receive it in one lump sum cash payment when the release you sign becomes legally effective. If the Age Discrimination in Employment Act applies to you (that is, if you are at least forty years old), you will have twenty one days from the date you are presented with the release to decide whether to sign it and payment will occur eight days after you have executed the release and delivered it to the Company. If the ADEA does not apply to you, your release will be effective when you sign and deliver the release to the Company and payment will be made at that time. This payment will not be reduced by any payments you may otherwise receive pursuant to other employment. In addition, this Severance Payment will supersede any other severance payments you may otherwise be entitled to receive from the Company under any other severance plan or policy.

         3. Outplacement Services.

         You will also be eligible to participate in an outplacement plan consisting of a three-month reemployment skills consulting and training service to be provided by a career consulting firm. This service is designed to assist you in developing job search objectives, networking skills and a professionally prepared resume.

         4. Confidential Material.

         Your receipt of a Severance Payment is conditioned on your refraining from disclosing any confidential material or information of the Company, and your compliance with any confidentiality policies of the Company and with the terms of any confidentiality agreements you have entered into with the Company. The Company may sue you because you disclose, or to prevent your disclosure of, confidential material or information.




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         5. Summary Plan Description; ERISA Rights; Miscellaneous Provisions.

         The Plan is a welfare benefit plan within the meaning of the Federal Employee Retirement Income Security Act of 1974 ("ERISA"). This letter constitutes the Summary Plan Description required under ERISA. This letter merely summarizes the detailed and technical provisions of the Plan. In the event of a conflict between this letter and the Plan, the terms and provisions of the Plan will control. You may obtain a copy of the Plan from the Human Resources Department. Attached to this letter is an Exhibit B describing your rights under ERISA. The Plan contains a claims procedure and an arbitration provision.


                                                      Very truly yours,


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                                                      Jack W. Simpson, Sr.
                                                      President and CEO


AGREED TO AND ACCEPTED:


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Name

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Date




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